EXHIBIT (b)-(3)

Industrial Bank Co., Ltd.

(兴业银行股份有限公司)

Shanghai Xingsheng Equity Investment & Management Co., Ltd.

(上海兴晟股权投资管理有限公司)

#408, 277 Fute North Road, Shanghai Free Trade Experimental Zone

August 1, 2016

Fortune Solar Holdings Limited (福清阳控股有限公司)

Portcullis TrustNet (Cayman) Ltd.

The Grand Pavilion Commercial Centre

Oleander Way, 802 West Bay Road, P. O. Box 32052

Grand Cayman, KY1-1208, Cayman Islands

Re:          Equity Commitment Letter

Ladies and Gentlemen:

This letter sets forth the commitment of Industrial Bank Co., Ltd. (兴业银行股份有限公司) and Shanghai Xingsheng Equity Investment & Management Co., Ltd. (上海兴晟股权投资管理有限公司) (including each of their respective successors or permitted assigns, collectively the “Sponsors”), subject to (i) the terms and conditions contained in an agreement and plan of merger (the “Merger Agreement”) dated as of the date hereof by and among Fortune Solar Holdings Limited (福清阳控股有限公司), an exempted company with limited liability incorporated under the laws of Cayman Islands (“Parent”), Red Viburnum Company Limited (紫阳红有限公司), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and Trina Solar Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), and (ii) the terms and conditions contained herein.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.               Commitment.  The Sponsors hereby jointly and severally commit, subject to the terms and conditions set forth herein, to subscribe, or cause to be subscribed, directly or indirectly through one or more intermediate entities, for newly issued ordinary shares of Parent and to pay, or cause to be paid, to Parent in immediately available funds prior to the Effective Time as reasonably requested by Parent (such that Parent has a reasonable period of time prior to the Closing to complete the Currency Settlement) an aggregate cash purchase price in immediately available funds of RMB equivalent of US$211,939,930 (calculated at the then-prevailing exchange rate as reasonably determined jointly by Parent and TCZ) (such sum, the “Commitment”), which will be applied by Parent to (i) fund a portion of the aggregate Per Share Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement and (ii) pay related fees, costs and expenses pursuant to the Merger Agreement.  Notwithstanding anything to the contrary contained herein, the Sponsors shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent.

2.               Conditions to Funding.  The payment of the Commitment to Parent shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, and (ii) the satisfaction, or waiver by Parent, of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Sections 8.1 and 8.2 of the Merger Agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at the Closing).

3.               Limited Guarantee. Concurrently with the execution and delivery of this letter, the Sponsors and other Guarantors are executing and delivering to Changzhou Trina Solar Energy Co., Ltd. (常州天合光能有限公司) (“TCZ”), a limited liability company incorporated under the laws of the PRC and a third party beneficiary under the Merger Agreement, a limited guarantee in its favor with respect to the payment obligations of Parent arising under, or in connection with, the Merger Agreement (the “Limited Guarantee”). The Company’s and TCZ’s rights pursuant to Section 5 and Section 6 hereof, the Company’s and TCZ’s rights against Parent, Merger Sub, the Sponsors and/or the Guarantors pursuant to Sections 10.5 and 10.7(b) of the Merger Agreement and TCZ’s remedies against the Sponsors under the Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and TCZ against each Sponsor, any former, current or future agent or Affiliate (other than Parent and Merger Sub) of each Sponsor or any controlling person or representative of any of the foregoing (other than Parent and Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, this letter, the Merger Agreement or the transactions contemplated thereby, including without limitation in the event either Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by any Sponsor’s breach of its obligations under this letter.

4.               Termination.  This letter, and the obligation of the Sponsors to fund the Commitment will terminate automatically and immediately to the extent described below upon the earlier to occur of (i) the Effective Time; provided that the Sponsors shall prior to the Effective Time have fully funded and paid to Parent the Commitment and fully performed other obligations hereunder, and (ii) the termination of the Merger Agreement in accordance with its terms.  Upon termination of this letter, the Sponsors shall not have any further obligations or liabilities hereunder.

5.               No Modification.  Neither this letter nor any provision hereof may be amended, modified, supplemented, terminated or waived except by an agreement in writing signed by each of the parties hereto and the Company. No transfer or assignment of any rights or obligations hereunder shall be permitted without the consent of Parent, the Sponsors and the Company.

6.               Enforceability; Third-Party Beneficiary.  For the avoidance of doubt, TCZ shall be entitled to enforce this letter to the fullest extent permitted by law and the terms and conditions hereof and shall be entitled to specific performance of the terms hereof (of the Sponsors’ obligation to fund the Commitment), including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this letter by the parties hereto, in addition to any other remedy at law or equity. This letter shall inure to the benefit of and be binding upon the undersigned parties. Nothing in this letter, express or implied, is intended to, nor does it, confer upon any Person (other than the undersigned parties) any rights or remedies under, or by reason of, or any rights (i) to enforce the Commitment or any provisions of this letter or (ii) to confer upon any Person any rights or remedies against any Person other than the undersigned parties under or by reason of this letter, provided, however, that the Company is an express third-party beneficiary of this letter and shall be entitled to specific performance of the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this letter by the parties hereto, in addition to any other remedy at law or equity.  In no event shall any of Parent’s creditors or any other Person have any right to enforce this letter.

7.               Governing Law. This letter and all disputes or controversies arising out of or relating to this letter or the transaction contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matters to the Laws of another jurisdiction.

8.               Submission to Jurisdiction.

(a)           Any disputes, actions and proceedings against any party or arising out of or in any way relating to this letter shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 8(a) (the “HKIAC Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.  The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)           Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in this Section 8, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this letter is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction.  For the avoidance of doubt, this Section 8(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 8(a) in any way.

9.               Counterparts.  This letter may be executed in counterparts and by facsimile or in .pdf format, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

10.             Representations and Warranties.  Each Sponsor hereby represents and warrants with respect to itself to Parent and TCZ that (a) it has all requisite power and authority to execute, deliver and perform this letter, (b) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary action by it, (c) this letter has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable against it in accordance with the terms of this letter (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles), (d) as of the Closing, the Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (e) for so long as this letter shall remain in effect in accordance with its terms, it has uncalled capital commitments or otherwise has available funds in excess of the sum of the Commitment and all of its other unfunded contractually binding commitments that are then outstanding, (f) no action, consent, permit, authorization by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter by it, and (g) the execution, delivery and performance of this letter by it do not, (x) violate its organizational documents, (y) violate any applicable Law binding on it or its assets, or (z) conflict with any Contract to which it is a party or that is binding on it.

11.             No Recourse.  Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, but without prejudicing any rights and remedies of the Company and TCZ expressly set forth in Sections 3, 5 or 6 hereof, by its acceptance of the benefits of this letter, Parent covenants, agrees and acknowledges that no Person (other than the Sponsors, the Rollover Securityholder, the Guarantors, Parent, Merger Sub and their respective successors permitted assigns) has any obligation hereunder and that, notwithstanding that the Sponsors or their respective Affiliates may be partnerships or limited liability companies, Parent has no right of recovery under this letter, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than the Sponsors, the Rollover Securityholder, the Guarantors, Parent, Merger Sub and their respective successors or permitted assigns) including, for the avoidance of doubt, members, managers or general or limited partners of the Sponsors, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than the Sponsors, the Rollover Securityholder, the Guarantors, Parent, Merger Sub and their respective successors or permitted assigns) or agent of any of the foregoing (collectively, each of the foregoing but not including the Sponsors, the Rollover Securityholder, the Guarantors, Parent, Merger Sub or their respective successors and assignees, a “Non-Recourse Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise under this letter.

12.             Notices.  All notices, requests, claims, demands and other communications under this letter shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such party may subsequently specify by proper notice under this letter), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

if to Parent, to:

Fortune Solar Holdings Limited

Portcullis TrustNet (Cayman) Ltd.

The Grand Pavilion Commercial Centre

Oleander Way, 802 West Bay Road, P. O. Box 32052

Grand Cayman, KY1-1208, Cayman Islands

Attention: Gao Jifan

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention:              Peter X. Huang (peter.huang@skadden.com)

Facsimile:              +86 (10) 6535 5577

if to TCZ, to:

No. 2 Tian He Road

Trina PV Industrial Park

New District, Changzhou

Jiangsu, People’s Republic of China

Attention: Jason Chan

Email: jason.chan@trinasolar.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attention:              David Zhang (david.zhang@kirkland.com)

Jesse Sheley (jesse.sheley@kirkland.com)

Facsimile No.: +852-3761-3301

if to the Sponsors, to:

Shanghai Xingsheng Equity Investment & Management Co., Ltd.

(上海兴晟股权投资管理有限公司)

#408, 277 Fute North Road

Shanghai Free Trade Experimental Zone

13.             WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER.

14.             Complete Agreement. This letter, together with the Merger Agreement, other Equity Commitment Letters, the Limited Guarantee and the Support Agreement and any other document referenced hereby or thereby, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof.

15.             Severability. Any term or provision of this letter which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter in any other jurisdiction. If any provision of this letter is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

[Remainder of page intentionally left blank]

Very truly yours,

Industrial Bank Co., Ltd.
(兴业银行股份有限公司)

[Company chop is affixed]

By:	/s/ Weiping Gu
Name: Weiping Gu
Title: Authorized Signatory

Shanghai Xingsheng Equity Investment & Management Co., Ltd.
(上海兴晟股权投资管理有限公司)

[Company chop is affixed]

By:	/s/ Xiaoqiang Zhuang
Name: Xiaoqiang Zhuang
Title: Executive Director

[Signature Page to Equity Commitment Letter]

Agreed to and acknowledged

as of the date first written above:

Fortune Solar Holdings Limited

(福清阳控股有限公司)

By:	/s/ Jifan Gao
Name: Jifan Gao
Title: Director

[Signature Page to Equity Commitment Letter]

Agreed to and acknowledged

as of the date first written above:

Changzhou Trina Solar Energy Co., Ltd.

(常州天合光能有限公司)

By:	/s/ Ying Xu
Name: Ying Xu
Title: Director

[Signature Page to Equity Commitment Letter]